EXHIBIT 99(i)

                              GENETIC VECTORS, INC.
                        5201 N.W. 77th Avenue. Suite 100
                              Miami, Florida 33166


                                  NEWS RELEASE
                                  ------------


FOR IMMEDIATE RELEASE:                 FOR MORE INFORMATION, CONTACT:
May 18, 1998                           Mead M. McCabe, Jr., President
                                       (305) 716-0000
                                       Jim Drewitz, Investor Relations
                                       (817) 430-3131

                              GENETIC VECTORS, INC.
                            SIGNS A LETTER OF INTENT
                       TO ACQUIRE STOCK OF GEN TRAK, INC.

 Gen Trak, Inc. will become a wholly-owned subsidiary of Genetic Vectors, Inc.

May 18, 1998, Miami, Florida - Genetic Vectors, Inc. (OTCBB Symbol: "GVEC") announces it has agreed in principle to acquire all of the stock of Gen Trak, Inc., a Plymouth Meeting, Pennsylvania corporation. The agreement is conditioned upon the parties entering into a definitive agreement.

Gen Trak, Inc. is a privately held medical products company engaged in developing new diagnostic and prognostic tools for the emerging market of physician office diagnostics. Gen Trak currently manufactures, markets and distributes health care test kits for immunologic and genetic testing.

Mead M. McCabe, Jr., President of Genetic Vectors said, "We believe the pending acquisition of Gen Trak will be the kind of synergy that will elevate Genetic Vectors to the next level, especially as we begin to introduce our own product in the latter part of the year. Teaming up with Gen Trak will accelerate the achievement of our growth objectives and help build shareholder value."

Genetic Vectors, Inc. is a development stage biotechnology company which intends to specialize in the development of diagnostic and quality control tools for the multi-billion dollar biopharmaceutical, food and fermented beverage industries, including test kits for the detection of specific nucleic acids.